Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-61080) pertaining to the Qualstar Corporation 1998 Stock Incentive Plan of our report dated September 18, 2008, with respect to the consolidated financial statements of Qualstar Corporation included in this Annual Report (Form 10-K) for the year ended June 30, 2009.

/s/ Ernst & Young LLP
Los Angeles, California
September 25, 2009